EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), made this 14th day of September, 2007 (the “Effective Date”), is entered into by Voxware, Inc., a Delaware corporation with its principal place of business at 168 Franklin Corner Rd., Lawrenceville, NJ 08648 (the “Company”), and Scott J. Yetter, residing at 16 E Chestnut Hill Ave, Philadelphia, PA 19118 (the “Employee”).

     WHEREAS, the Company desires to provide the Employee with proper incentives for him to continue to perform his duties as the Company’s President and to become the Company’s Chief Executive Officer as of the Effective Date; and

     WHEREAS, the Employee desires to provide the Company with reasonable protections for its legitimate business interests.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Term of Agreement. The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Term”) unless the Employee’s employment terminates earlier pursuant to Section 6 below. The Term shall be automatically extended for additional one (1) year periods as of the end of each year in which the Term of this Agreement otherwise would expire, unless either the Employee or the Company gives the other party a written notice of termination, not less than ninety (90) days before the scheduled expiration of the Term, that the Agreement shall not be extended. “Term,” as defined above, shall include any such one (1) year extensions.

     2. Title; Capacity. The Employee shall serve as President and Chief Executive Officer. The Board shall also use all reasonable efforts to have the Employee elected and maintained as a director of the Company during each year of such employment. As President and Chief Executive Officer, the Employee will be responsible for all day-to-day operations, as well as long range plans of the Company, plus such other or alternate duties as may from time to time be assigned to the Employee by the Board. The Employee shall be based at the Company’s New Jersey headquarters located in Lawrenceville, NJ. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board.

     3. Exclusive Services and Best Efforts. The Employee hereby accepts such continued employment and agrees to undertake the duties and responsibilities outlined in Section 2. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company. The Employee agrees to abide by all state, local, federal, or other applicable laws, and all the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

     4. Compensation and Benefits.

          (a) Salary. The Company shall pay the Employee a base salary at least at the monthly rate of $20,000.00 (the “Base Salary”), payable in installments in accordance with the Company’s normal payroll schedule but no less often than monthly. Such salary shall be subject to adjustment as determined by the Board in its sole discretion.

          (b) Bonus. Each fiscal year, the Employee will be eligible to receive a bonus based upon the Company’s performance as measured against a business plan approved by the Board for the year for which the bonus is intended (the “Business Plan”). The Employee’s bonus eligibility shall be determined by the Board, at its sole discretion, based upon the Company’s performance to Business Plan in terms of revenue and profitability. The Employee shall earn a sliding bonus (the exact amount of which will be determined by the Board), with a minimum of zero bonus if the Company’s achieves less than 75% of revenue and/or profitability projected in the Business Plan, and a bonus equal to 50% of the Base Salary if the Company achieves 100% of the Business Plan for both revenue and profitability. The bonus, if any, shall be paid within ten (10) business days after the Board or the Compensation Committee makes an informed final determination of the Company’s performance against the Business Plan for the preceding year, but in any event no later than seventy-five (75) days following the end of the Company’s fiscal year for which the bonus is earned. The bonus, if any, shall only be earned and payable if the Employee meets the above criteria. In the event of termination of Employee for reasons other than for Cause (as hereinafter defined), the bonus shall be pro-rated based on actual performance for the portion of the fiscal year during which the Employee was employed and shall be paid no later than seventy-five (75) days following the end of the quarter in which the bonus was earned and the Employee terminated. The amount of prior bonuses shall have no relevance to the entitlement to bonuses in any future year.

          (c) Fringe Benefits. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Company may alter, modify, add to or delete its benefit plans at any time as the Company or its Board may determine, in its sole judgment, to be appropriate. Nothing herein shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

          (d) Paid Time Off. The Employee shall be eligible for four (4) weeks of vacation time per year, to be accrued pursuant to the Company’s normal policies and procedures governing vacation time.

          (e) Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable and necessary travel, entertainment and other business expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

          (f) Deductions. All payments under this Agreement shall be subject to applicable tax withholding. The Employee shall be responsible for all taxes imposed on amounts payable under this Agreement. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable. To the extent that any provision of this Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void.

     5. Equity Grants.

          (a) Grants. Subject to the approval of the Board, on or about the Effective Date, the Company will grant to the Employee a stock option (the “Option”) under the Voxware, Inc. 2003 Stock Incentive Plan, as Amended (the “Plan”) for the purchase of an aggregate of 144,800 shares of common stock of the Company.

The option exercise price shall be the fair market value per share on the date of grant. The Option shall be subject to all terms, limitations, restrictions and termination provisions set forth in the Plan and in the separate option agreement that shall be executed to evidence the grant of any option. While the Employee is employed by the Company, the Option will become exercisable (“vest”) pursuant to the following schedule: (i) 1/36th of the Option shall vest at the end of each month of employment with the Company, beginning with the date of grant, until the Option becomes fully vested on the third anniversary of the date of grant (unless sooner vested as provided in section 5(b)). On or about the Effective Date, the Company shall also grant to the Employee restricted stock units (the “RSUs”) representing 125,057 shares of common stock of the Company which shall vest in the same manner as the options described above and a number of shares equal to the number of RSUs that become vested as of each vesting date shall be issued to Employee as soon as practicable following each vesting date, but not later than March 15 of the calendar year following the calendar year in which the vesting date occurs. Employee shall be eligible for additional grants of options at such time as the Company has increased the number of shares available for awards under the Plan, or a new equity plan has been adopted by the Board and stockholders of the Company. Such grants, if any, shall be made in accordance with the Company’s policies in effect at the time of such grants.

          (b) Effect of Change of Control on Vesting. Upon a Change of Control, other than a Management Buy Out, as defined in Section 5(b)(iv) below, the unvested portion of the Option and RSU shall immediately vest in a pro rata percent equal to the portion of the Option which would have otherwise vested within the twenty-four (24) month period following the Change of Control (assuming the Employee would have remained employed) and become exercisable by the Employee. Thereafter, any unvested stock options and RSUs shall continue to vest at the same rate they vested prior to the Change of Control, so long as the Employee remains employed. For purposes of this Agreement, a “Change of Control” shall mean:

          (i) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

     (ii) Such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Agreement by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

     (iii) The consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation or other form of entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or entity is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

          (iv) Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred in the case of a Management Buy Out. A “Management Buy Out” is any event which would otherwise be deemed a “Change of Control”, in which the Employee, directly or indirectly (as a beneficial owner) acquires equity securities, including any securities convertible into or exchangeable for equity securities, of the Company or the Acquiring Corporation in connection with any Change of Control, other than as compensation pursuant to a compensation plan approved by the Board.

     6. Termination. The Term of this Agreement shall terminate upon the occurrence of any of the following:

          (a) Expiration of the Term in accordance with Section 1;

          (b) At the election of the Company, for Cause, immediately upon written notice by the Company to the Employee. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon: (i) a good faith finding by the Company of failure of  the Employee to perform his assigned duties for the Company (not cured to the reasonable satisfaction of the Board of Directors of the Company within thirty (30) days of such finding), (ii) a material breach of the terms of this Agreement by the Employee, (iii) a material failure by the Employee to follow the Company’s policies and procedures; (iv) the Employee’s commission of dishonesty, gross negligence or misconduct, in connection with the Employee’s responsibilities in his position with the Company; or (v) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

          (c) Upon the death or disability of the Employee. As used in this Agreement, the term “disability” shall mean the inability of the Employee, with reasonable accommodation as may be required by State or Federal law, due to a physical or mental disability, for a period of one hundred twenty (120) days, whether or not consecutive, during any 360-day period, to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

          (d) At the election of the Employee (except as provided by section 6(e)), upon not less than sixty (60) days’ prior written notice of termination; and

          (e) At the election of the Employee for Good Reason within the three (3) months period prior to or the six (6) month period following a Change of Control. For the purposes of this Agreement, “Good Reason” for termination shall mean the following: (i) failure to maintain the Employee in a position commensurate with that referred to in Section 2 of this Agreement; (ii) failure to pay, or a material reduction of, the Employee’s initial salary as stated in Section 4(a) of this Agreement; or (iii) relocation of the Company’s principal headquarters outside of a sixty (60) mile radius from Lawrenceville, New Jersey. In order to exercise his rights under this subsection, Employee shall notify the Company immediately upon his determination that he has Good Reason to terminate his employment but not later than thirty (30) days following the occurrence of the event or circumstance giving rise to Employee’s Good Reason and his employment shall terminate only after he has afforded the Company thirty (30) days to cure the claimed Good Reason and the Company has failed to cure the claimed Good Reason.

          (f) At the election of the Company, without Cause, immediately upon written notice by the Company to the Employee.

     7. Effect of Termination. Upon termination of the Agreement, the only remuneration to which the Employee will be entitled shall be as follows:

          (a) Termination after the Expiration of the Term, for Cause or at Election of the Employee. In the event the Employee’s employment is terminated after the expiration of the Term pursuant to Section 6(a), for Cause pursuant to Section 6(b), or at the election of the Employee pursuant to Section 6(d), the Company shall pay to the Employee the compensation and benefits, including the prorated portion of the annual bonus otherwise payable to him/her under Section 4 through the last day of his actual employment by the Company.

          (b) Termination for Death or Disability. If the Employee’s employment is terminated by death or because of disability pursuant to Section 6(c), the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the salary and pro rated bonus that would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs.

          (c) Termination Without Cause or Termination for Good Reason by the Employee following a Change of Control. If the Employee’s employment is terminated without Cause pursuant to Section 6(f), or for Good Reason pursuant to Section 6(e), the Company shall pay or provide the Employee for a period of six (6) months: (i) in accordance with the Company’s regular payroll practices, the Employee’s monthly Base Salary and prorated portion of the annual bonus; and (ii) direct payment of the Employee’s medical benefits pursuant to an election by the Employee under COBRA. The Company’s obligation to pay or provide the benefits discussed in this paragraph 7(c) shall be expressly conditioned upon the Employee’s first executing a valid mutually acceptable general release and waiver, releasing the Company, its directors, officers and employees from any and all claims under this Agreement or pursuant to his employment.

          (d) Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, the Company’s securities are publicly traded on an established securities market and Employee is a “specified employee” (as defined in section 409A of the Code) and the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under section 409A of the Code, then the Company will defer the commencement of the payments described in Section 7(c) above (without any reduction in such payments ultimately paid or provided to Employee) that are not paid within the short-term deferral rule under section 409A of the Code and that are in excess of the lesser of (A) two times Employee’s then annual compensation or (B) two times the limit on compensation then set forth in section 401(a)(17) of the Code, until the date that is six months following Employee’s termination of employment with the Company (or the earliest date as is permitted under section 409A of the Code). Any amounts that are postponed pursuant to section 409A of the Code shall be paid in a lump sum payment within 10 days after the end of the six-month period.

If Employee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Employee’s estate within 60 days after the date of the Employee’ s death. A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or its designee. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Compensation Committee or its designee in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

          (e) Survival. The provisions of Sections 8, 9 and 10 shall survive the termination of this Agreement.

     8. Non-Compete.

          (a) During the term of the Employee’s employment with the Company (whether or not such employment extends past the expiration of the Term) and for a period of twelve (12) months after the termination thereof, the Employee will not directly or indirectly:

          (i) As an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products and/or services of the kind or type developed or being developed, produced, marketed, sold or provided by the Company while the Employee was employed by the Company; or

          (ii) Hire, recruit, solicit or induce, or attempt to induce, any employee or contractor of the Company to terminate his or her employment with, or otherwise cease his or her business relationship with, the Company; or

          (iii) Solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were actively contacted, solicited or served by the Company during the term of the Employee’s employment with the Company.

          (b) If any restriction set forth in this Section 8 is found by any court of competent jurisdiction to be unenforceable, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable, and the Agreement shall thereby be reformed. The covenants contained in Section 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the enforceability of any other covenants.

          (c) The restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose, in light of the activities and business of the Company and its current plans. The Employee agrees that any breach of this Section 8 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach. The Employee acknowledges that the covenants in this Section 8 shall not prevent the Employee from earning a livelihood upon the termination of Employee’s employment with the Company, but merely prevent unfair competition with the Company for a limited period of time.

     9. Proprietary Information.

          (a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

          (b) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

          (c) The Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

          (d) Upon termination of the Employee’s employment with the Company, for whatever reason, or upon any request from the Company, the Employee will promptly surrender to the Company all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, and any copies thereof, and any other Company property in his possession, custody or control. The Employee will not retain, take with him, use or pass on, directly or through any other individual or entity, any such materials or copies thereof or any other Company property.

     10. Developments.

          (a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

          (b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 10(b) shall not apply to Developments which meet each of the following criteria: (i) they do not in any way relate to the present or planned business or research and development of the Company; and (ii) they are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.

          (c) The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

     11. Indemnification. The Company shall indemnify Employee in his capacity as President and board member of the Company and its affiliates to the fullest extent permitted under the corporate laws of the State of Delaware.

     12. Other Agreements. The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

     13. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 13.

     14. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement shall not alter any of the Employee’s rights under any equity grant which had been memorialized in an agreement with the Company and authorized by the Board prior to the Effective Date.

     16. Amendment. This Agreement may be amended or modified only by a written instrument executed by both a properly authorized executive officer or director of the Company and the Employee.

     17. Governing Law and Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey. The parties agree that any disputes arising under this Agreement or otherwise related to the employment of the Employee by the Company shall be brought exclusively in the state and federal courts located in the State of New Jersey and the parties hereby waive the defense of lack of personal jurisdiction in any such action.

     18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

     19. Acknowledgment. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, fully understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

     20. No Waiver. No delay or omission by the Company or Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     21. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

     22. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     23. Litigation Costs. If any dispute regarding this Agreement results in litigation between the parties, then the substantially prevailing party shall be awarded his or its reasonable counsel fees and costs incurred in said litigation. Any reimbursement that may become payable to Employee pursuant to the preceding sentence shall be made as soon as practicable following the date on which it is determined that Employee is the substantially prevailing party and entitled to such reimbursement, but not later than 30 days from such date.

     24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

VOXWARE, INC.		EMPLOYEE

By:	/s/ Joseph A. Allegra		/s/ Scott J. Yetter
	Joseph A. Allegra		Scott J. Yetter
Chairman

Dated:	September 14, 2007	Dated:	September 14, 2007